Exhibit 99.1

CORPORATE COMMUNICATIONS

PRESS RELEASE

ING U.S. Announces Third Quarter 2013 Results

NEW YORK, November 6, 2013 – ING U.S., Inc. (NYSE: VOYA), which plans to rebrand in the future as Voya Financial, today reported financial results for the third quarter of 2013:

•	After-tax operating earnings[1,2] of $283 million, or $1.08 per diluted share, compared with $176 million, or $0.76 per share in 3Q’12

•	Net income available to common shareholders of $347 million, or $1.32 per diluted share, compared with $367 million, or $1.59 per share in 3Q’12

Net income available to common shareholders includes a $109 million after-tax loss, including after-tax income of $3 million related to nonperformance risk, in the Closed Block Variable Annuity (CBVA) segment. The CBVA loss reflects the CBVA hedging program’s focus on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility. As a result, under the current CBVA hedging program, CBVA typically will be expected to experience a loss when the equity market appreciates and a gain when the equity market depreciates. CBVA results for the quarter also reflect the impact of the annual review of assumptions.

ONGOING BUSINESS RESULTS

ING U.S.’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products, and Closed Block Other segments are not reflected in Ongoing Business results.

	Three months ended September 30,
($ in millions, before income taxes)	2013	2012
Ongoing Business operating earnings	$484	$306
Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles)	78	—
DAC/VOBA and other intangibles unlocking	100	6
Portfolio restructuring	—	5

Ongoing Business adjusted operating earnings	$307	$296

[1]	ING U.S. assumes a 35% tax rate on items described as “after-tax.” Net income (loss) available to common shareholders reflects the actual effective tax rate.
[2]

Operating earnings is a non-GAAP financial measure; information regarding the non-GAAP financial measures included in this press release, and a reconciliation of them to GAAP measures, is provided in the tables that accompany this release and the Quarterly Investor Supplement.

Ongoing Business operating earnings before income taxes were $484 million, compared with $306 million in 3Q’12. The following items primarily account for this increase:

•

A $78 million net gain (net of DAC/VOBA and other intangibles) in the third quarter of 2013. This represents a gain associated with a Lehman Brothers bankruptcy settlement (“Lehman Recovery”), which was partially offset by losses recognized as a result of marking low income housing tax credit partnerships (“LIHTC”) to the sales price associated with their pending disposition.

•

Higher DAC/VOBA and other intangibles unlocking in the third quarter of 2013. The $100 million in DAC/VOBA and other intangibles unlocking recognized in 3Q’13 consists of $85 million associated with the company’s annual review of assumptions and $15 million in other unlocking.

Ongoing Business adjusted operating earnings before income taxes were $307 million, compared with $296 million in 3Q’12. The following items primarily account for this increase:

•	Increased fee based margin ($34 million positive variance) on higher assets due to positive net flows and market appreciation;

•	Lower investment spread and other investment income ($23 million negative variance), driven primarily by lower investment income, partly offset by adjusted crediting rates;

•	Lower underwriting income ($15 million negative variance) in Individual Life and Employee Benefits;

•	Lower DAC/VOBA and other intangibles amortization ($12 million positive variance); and

•	Lower administrative expenses ($6 million positive variance) driven primarily by the right-sizing of the Individual Life business.

Annualized Ongoing Business adjusted operating return on equity (ROE)3 was 9.9% for the first nine months of 2013, compared with 8.3% for FY’12.

“During the third quarter, we continued to deliver on our plan to increase the value we provide for our shareholders,” said Rodney O. Martin, Jr., Chairman and Chief Executive Officer, ING U.S. “At 9.9%, our annualized Ongoing Business adjusted operating ROE represents a significant improvement from just a few quarters ago. We remain committed to delivering on our goal of improving our Ongoing Business adjusted operating ROE, on average, by 110 basis points a year to achieve our target of 12-13% by 2016.

“Supporting our plan to improve returns this quarter were solid results across our businesses. Total assets under management and administration grew to $494 billion, driven in part by positive net flows in both our Retirement and Investment Management businesses. In Retirement, we continued to price new business at or above our targeted rates of return and achieved a number of renewals and new mandates during the quarter. In addition, we grew sales of our Employee Benefits’ voluntary products while – consistent with our plan to sell less capital intensive products – sales of Individual Life products were lower.

[3]	The calculation of the Ongoing Business adjusted operating ROE is provided in the tables that accompany this release.

“As we continue to execute on improving the financial results of our Ongoing Business, we are maintaining an active hedging program to protect regulatory and rating agency capital backing our Closed Block Variable Annuity business. With our leading market positions and our diverse businesses, we are well positioned to continue helping Americans with their retirement readiness needs,” added Martin.

THIRD QUARTER 2013 HIGHLIGHTS

•	Annualized Ongoing Business adjusted operating return on capital (ROC)[4] of 8.3% for the nine months ended September 30, 2013, compared with 7.2% for full year 2012

•	Retirement Solutions and Investment Management accounted for 74% of Ongoing Business adjusted operating earnings before income taxes for the nine months ended September 30, 2013

•	Retirement net flows of $234 million, driven by strong flows in Stable Value

•

Investment Management operating margin of 26.0% excluding investment capital results; net flows of $1.6 billion, excluding sub-advisor replacements and VA outflows, driven by an increase in Investment Management Sourced net flows and Affiliate Sourced net flows, which included a $1 billion large case win

•	Individual Life sales were $23 million, reflecting a shift to less capital-intensive products

•	Employee Benefits loss ratios of 72.8% for Stop Loss and 82.1% for Group Life

•	Total assets under management (AUM) of $267 billion and total assets under management and administration of $494 billion

•	Combined estimated risk-based capital (RBC) ratio of 470%[5], above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 24.5%

•	Book value per share (excluding AOCI) of $41.49

[4]	The calculation of Ongoing Business adjusted operating return on capital is provided in the tables that accompany this release.
[5]	Estimated combined RBC ratio for our U.S. insurance subsidiaries.

THIRD QUARTER 2013 SUMMARY

	Three months ended September 30,
($ in millions, except per share amounts)	2013	2012	Change
Operating earnings before income taxes by segment
Retirement	$187.3	$145.4	28.8%
Annuities	96.8	32.6	NM
Investment Management	54.0	39.1	38.2
Individual Life	117.0	53.2	NM
Employee Benefits	29.1	36.1	(19.3)

Ongoing Business	$484.2	$306.4	58.1
Corporate	(63.7)	(57.6)	NM
Closed Block Institutional Spread Products and Other	14.5	21.8	(33.5)

Total operating earnings before income taxes	$435.0	$270.6	60.8

Total operating earnings, after-tax*	$282.8	$175.9	60.8
Closed Block Variable Annuity, after-tax*	(108.8)	0.5	NM
Net investment gains (losses), after-tax*	41.7	135.1	(69.1)
Other, after-tax**	92.8	(61.4)	NM
Difference between actual tax (expense) benefit compared to assumed 35% tax rate	139.3	136.7	1.9

Net income (loss)	$447.7	$386.8	15.7
Less: net income (loss) attributable to noncontrolling interest	101.1	20.3	NM

Net income (loss) available to common shareholders	$346.6	$366.5	(5.4)

Operating earnings per diluted share	$1.08	$0.76	41.0
Net income (loss) per diluted share	$1.32	$1.59	(17.2)
Fully diluted weighted average shares outstanding (in millions)	262.3	230.0

*	Assumes 35% tax rate.
**	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; certain expenses related to the divestment of ING U.S. by ING Group, and net income (loss) attributable to noncontrolling interest.

NM = Not Meaningful

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the third quarters of 2013 and 2012 unless otherwise noted. All figures are presented before income taxes.

RETIREMENT – HIGHER FEE INCOME DUE TO GROWTH IN ASSETS UNDER MANAGEMENT

	Three months ended September 30,
($ in millions, before income taxes)	2013	2012
Operating earnings	$187	$145
Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles)	13	—
DAC/VOBA and other intangibles unlocking	40	16
Portfolio restructuring	—	(1)

Adjusted operating earnings	$135	$131

Retirement adjusted operating earnings were $135 million, compared with $131 million. The following items primarily account for this increase:

•	Higher fee-based margin ($13 million positive variance) on higher variable assets partially offset by reduced recordkeeping revenue;

•	Lower investment spread and other investment income ($10 million negative variance) as the yield on the investment portfolio declined, partially offset by reduced crediting rates;

•	Lower DAC/VOBA and other intangibles amortization ($6 million positive variance) as a result of a reduced amortization rate due to higher expected future profitability; and

•	Higher administrative expenses ($5 million negative variance) due to increased general expenses.

Retirement net flows were $234 million, compared with $508 million. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $100 billion as of September 30, 2013, up from $88 billion as of September 30, 2012 and up from $96 billion as of June 30, 2013.

ANNUITIES – GROWTH IN MUTUAL FUND CUSTODIAL ASSETS DROVE HIGHER FEE INCOME

	Three months ended September 30,
($ in millions, before income taxes)	2013	2012
Operating earnings	$97	$33
Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles)	13	—
DAC/VOBA and other intangibles unlocking	40	(13)
Portfolio restructuring	—	(0)

Adjusted operating earnings	$45	$46

Annuities adjusted operating earnings were $45 million, compared with $46 million. The following items primarily account for this decrease:

•	Higher DAC/VOBA and other intangibles amortization ($7 million negative variance) due to higher pre-DAC profits and a slightly higher amortization rate;

•	Higher fee-based margin ($3 million positive variance) on higher mutual fund custodial assets;

•

Higher investment spread and other investment income ($2 million positive variance) as credited interest declined due to the continuing run-off of Multi Year Guarantee Annuities (“MYGAs”) at a faster pace than investment income; and

•	Lower administrative expenses ($1 million positive variance).

Net outflows were $261 million, as lapses on existing fixed rate annuity in-force policies, especially older products with high fixed rate crediting levels such as MYGAs, exceeded new sales.

AUM for the Annuities segment totaled $26 billion as of September 30, 2013, unchanged from June 30, 2013 and September 30, 2012. Included in AUM for Annuities is AUM for the company’s mutual fund custodial product (Select Advantage), which increased to $3.1 billion as of September 30, 2013, up from $2.8 billion as of June 30, 2013 and $2.3 billion as of September 30, 2012.

INVESTMENT MANAGEMENT – HIGHER FEE BASED MARGIN DRIVEN BY HIGHER AUM

	Three months ended September 30,
($ in millions, before income taxes)	2013	2012
Operating earnings	$54	$39
Gain from Lehman Recovery	12	—
Portfolio restructuring	—	—

Adjusted operating earnings	$43	$39

Investment Management adjusted operating earnings were $43 million, compared with $39 million. The following items primarily account for the increase:

•	Higher fee-based margin ($18 million positive variance) driven primarily by growth in AUM from strong net flows and equity market appreciation;

•	Lower investment capital and other investment income ($11 million negative variance) due to the prior year having favorable investment capital results; and

•	Higher administrative expenses ($3 million negative variance) driven by incremental expenses and higher sales commissions due to volume growth.

The operating margin was 33.7%, compared with 27.5% a year ago and 27.6% in the second quarter of 2013. The increase in operating margin compared with the prior year period reflects the benefit of higher fees. Operating margin excluding investment capital results was 26.0%, compared with 17.8% a year ago and 24.6% in the second quarter of 2013.

Third-party6 inflows were $6.6 billion, compared with $6.2 billion in the third quarter of 2012 and $7.3 billion in the second quarter of 2013. Third-party net flows were $1.8 billion, compared with $2.5 billion in the third quarter of 2012 and $3.1 billion in the second quarter of 2013. Third quarter 2013 inflows and net flows included $1.0 billion in Affiliate Sourced assets from a large case win. In addition, sub-advisor replacement net flows (performance-driven replacement of non-ING U.S. mutual fund sub-advisors) were $870 million, compared with $2.4 billion in the third quarter of 2012 and $537 million in the second quarter of 2013. Third-party AUM totaled $115 billion, up from $97 billion as of September 30, 2012 and $110 billion as of June 30, 2013. Positive net flows and equity market appreciation drove the increase in AUM from June 30, 2013.

INDIVIDUAL LIFE – RIGHT-SIZING OF EXPENSE BASE AND FAVORABLE MORTALITY RESULTS LED TO IMPROVED PERFORMANCE

	Three months ended September 30,
($ in millions, before income taxes)	2013	2012
Operating earnings	$117	$53
Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles)	37	—
DAC/VOBA and other intangibles unlocking	20	3
Portfolio restructuring	—	5

Adjusted operating earnings	$60	$45

Individual Life adjusted operating earnings were $60 million, compared with $45 million. The following items primarily account for this increase:

•	Lower administrative expenses ($13 million positive variance) as implemented expense reductions aligned with planned lower sales volumes;

•

Lower DAC/VOBA and other intangibles amortization ($13 million positive variance) due to lower gross profits resulting from lower investment income and lower net contractual charges stemming from lower sales;

•

Lower net underwriting gain and other revenue ($11 million negative variance) as favorable mortality was more than offset by lower net contractual charges as universal life sales declined and by increased reserve financing costs;

•	Lower trail commissions ($4 million positive variance) on reduced sales; and

•

Lower investment spread and other investment income ($3 million negative variance) as lower investment income due to portfolio restructuring activities in the second and third quarters of 2012 more than offset adjustments in crediting rates made in response to the low interest rate environment.

Sales decreased to $23 million from $64 million in the third quarter of 2012 and from $27 million in the second quarter of 2013 as a result of deliberate pricing actions and product curtailments. ING U.S. ceased sales of certain capital intensive products starting at the end of July 2012.

[6]	Excludes general account assets of ING U.S.’s insurance company subsidiaries.

EMPLOYEE BENEFITS – DECREASED UNDERWRITING INCOME DUE TO HIGHER GROUP MORTALITY PARTIALLY OFFSET BY CONTINUED FAVORABLE RESULTS IN STOP LOSS

	Three months ended September 30,
($ in millions, before income taxes)	2013	2012
Operating earnings	$29	$36
Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles)	4	—
Portfolio restructuring	—	1

Adjusted operating earnings	$25	$36

Employee Benefits adjusted operating earnings were $25 million, compared with $36 million. The following items primarily account for this decrease:

•	Lower net underwriting gain ($7 million negative variance) reflecting a decrease in underwriting income mostly from Group Life due to higher mortality;

•	Increased trail commissions ($2 million negative variance) reflecting higher sales volume; and

•	Lower investment spread and other investment income ($1 million negative variance) primarily due to lower investment income partially offset by crediting rate adjustments.

The loss ratio for Group Life was 82.1% compared with 77.1%; the loss ratio for Stop Loss was 72.8% compared with 70.3%. The expected range for loss ratios for both Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $52 million compared with $34 million, driven by higher Stop Loss sales. Stop Loss sales for the current period are consistent with expectations given the soft pricing environment, but show a sizable increase due to the third quarter of 2012 being below historical sales trends. We continue to focus on underwriting discipline as well as improvements in sales force training related to prospect identification and information collection. Group Life sales declined reflecting continued lower activity levels as customers focus on the implementation of regulatory changes and requirements stemming from federal health care reform.

CORPORATE

Corporate reported an operating loss before income taxes of $64 million compared with a similar loss of $58 million. Higher interest expense due to the replacement of short-term debt with longer-term debt, partially offset by the elimination of letter of credit expenses as a result of the termination in May 2013 of the contingent capital letter of credit facility supporting the CBVA segment, was the principal driver of the $6 million higher loss.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

	Three months ended September 30,
($ in millions, before income taxes)	2013	2012
Closed Block Institutional Spread Products	$9	$10
Closed Block Other	6	12

Operating earnings	$15	$22

Operating earnings before income taxes were $15 million compared with $22 million due to less favorable reserve development in the retained portion of the group reinsurance business and a reduction in investment income resulting from the continued run-off of the Closed Block Institutional Spread Products business.

The average AUM for Closed Block Institutional Spread Products decreased to $3.5 billion from $3.7 billion as of June 30, 2013 and from $4.9 billion as of September 30, 2012, reflecting the continued run-off of the block.

CLOSED BLOCK VARIABLE ANNUITY

Net loss before income taxes was $167 million, including a loss of $185 million for annual assumption changes, compared with a gain of $1 million in the third quarter of 2012, which included a loss of $152 million for annual assumption changes. The changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic development, was a gain of $5 million versus a $359 million gain in the third quarter of 2012.

The $185 million loss due to annual assumption changes was primarily driven by a mortality adjustment of $118 million and policyholder behavior assumption adjustment of $85 million. Policyholder behavior assumption adjustments in the third quarter of 2012 were an unfavorable $115 million.

ING U.S.’s CBVA hedging program is designed primarily to protect regulatory and rating agency capital from equity market movements, rather than minimize GAAP earnings volatility. During the quarter, the hedge program resulted in a net gain to regulatory surplus as a result of the difference between the decline in reserves and the decline in hedge assets related to equity market movements. The funds within the variable annuities performed, in aggregate, better than the market, which contributed to the gain.

The retained net amount at risk for CBVA living benefit guarantees improved to $3.0 billion as of September 30, 2013 from $3.8 billion as of June 30, 2013 primarily due to favorable equity market movements.

INVESTMENT PORTFOLIO

Other-than-temporary impairments on the investment portfolio were $4.4 million in the quarter. The net unrealized gain on available-for-sale fixed securities before income taxes decreased to $3.5 billion as of September 30, 2013 from $3.9 billion as of June 30, 2013 primarily due to the increase in U.S. Treasury yields during the third quarter of 2013 impacting the valuation of corporate bonds and U.S. Treasurys.

Supplementary Financial Information

More detailed financial information can be found in ING U.S.’s Quarterly Investor Supplement, which is available on ING U.S.’s investor relations website, investors.ing.us.

Earnings Conference Call and Slide Presentation

ING U.S. will host a conference call on Wednesday, November 6, 2013 at 10:00 a.m. ET to discuss the company’s third quarter 2013 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.ing.us.

A replay of the call will be available on the company’s investor relations website at investors.ing.us starting at 1:00 p.m. ET on November 6th.

About ING U.S.

ING U.S. (NYSE: VOYA), which plans to rebrand in the future as Voya Financial, is a premier retirement, investment and insurance company serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement Company, and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, ING U.S. provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 7,000 employees, ING U.S. is grounded in a clear mission to make a secure financial future possible — one person, one family and one institution at a time. For more information, visit http://ing.us.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@us.ing.com	Darin Arita 212-309-8999 IR@us.ing.com

Use of Non-GAAP Financial Measures

We use operating earnings (both before and after income taxes), which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. Operating earnings does not replace net income (loss) as the measure of our consolidated results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other post-employment benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to our acquisition of CitiStreet and certain third-party expenses and deal incentives related to the anticipated divestment of ING U.S. by ING Group.

We also use adjusted operating earnings before income taxes to evaluate segment performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) investment portfolio restructurings implemented in 2012, (3) a gain, in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, and (4) losses recognized as a result of a decision to dispose of low income housing tax credits. DAC/VOBA and other intangibles unlocking can be volatile, so excluding the effect of this can improve period to period comparability. The investment portfolio restructurings in 2012 reduced the run-rate level of investment income, and we believe that this reduction is not reflective of the performance of our Ongoing Business. Similarly, the gain from the Lehman Brothers bankruptcy settlement and loss from the pending disposition of low-income housing tax credits affected the run-rate level of investment income in 3Q’13 and we believe that this effect is not reflective of the performance of our Ongoing Business.

We focus on Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because this shows business performance for our Ongoing Business segments and excludes the volatility seen in our Closed Block segments.

We focus on Ongoing Business adjusted operating ROE and adjusted operating ROC as key financial metrics for our stakeholders because these metrics indicate how effectively we use capital resources allocated to our Ongoing Business.

In our Investment Management business we also focus on the operating margin excluding Investment Capital results. The results from Investment Capital can be volatile, so excluding the effect of this can improve period to period comparability.

In addition to book value per share including AOCI, we focus on book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, so book value per share excluding AOCI provides a metric consistent with that view.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than GAAP earnings and, therefore, its results of operations are not reflected within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to our CBVA segment.

The most directly comparable GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking see “Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our SEC filings.

More details on these sources of earnings can be found in ING U.S.’s Quarterly Investor Supplement, which is available on ING U.S.’s investor relations website, investors.ing.us.

ING U.S.

Calculation and Reconciliation of Return on Equity and Return on Capital

($ in millions, unless otherwise indicated)	Nine Months Ended September 30, 2013	Year ended December 31, 2012
GAAP Return on Equity
Net income (loss) available to ING U.S., Inc.’s common shareholders	$52.4	$473.0

ING U.S., Inc. shareholders’ equity: beginning of period	$13,874.9	$12,353.9
ING U.S., Inc. shareholders’ equity: end of period	$12,770.0	$13,874.9
ING U.S., Inc. shareholders’ equity: average for period	$13,173.3	$13,114.4

GAAP Return on Equity	0.5%	3.6%

Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity

Ongoing Business adjusted operating earnings (AOE) before income taxes	$888.2	$1,093.2
Income taxes on AOE (based on an assumed tax rate of 35%)	(310.9)	(382.7)

Ongoing Business adjusted operating earnings after income taxes	577.3	710.5
Interest expense after-tax[1]	(61.9)	(88.7)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$515.4	$621.7

Beginning of period capital for Ongoing Business[2]	$9,057.0	$10,037.0
End of period capital for Ongoing Business	9,419.0	9,823.0
Average capital for Ongoing Business	9,239.0	9,930.0
Average debt (based on 25% debt-to-capital ratio)	(2,309.8)	(2,482.5)

Average equity for Ongoing Business	$6,929.2	$7,447.5

Adjusted Operating Return on Capital for Ongoing Business	8.3%	7.2%
Adjusted Operating Return on Equity for Ongoing Business[1]	9.9%	8.3%

ING U.S.

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss)

($ in millions)	Nine Months Ended September 30, 2013	Year ended December 31, 2012
Ongoing Business adjusted operating earnings before income taxes	$888.2	$1,093.2
DAC/VOBA and other intangibles unlocking	110.7	(77.0)
Lehman bankruptcy/LIHTC loss, net of DAC	77.5	—
Impact of investment portfolio restructuring	—	(25.3)

Operating earnings before income taxes for Ongoing Business	1,076.4	990.9
Corporate	(166.6)	(182.3)
Closed Blocks Institutional Spread Products and Other	53.9	109.7

Total operating earnings before income taxes	963.7	918.3
Income taxes (based on an assumed tax rate of 35%)	(337.3)	(321.4)

Operating earnings, after-tax	626.4	596.9
Closed Block Variable Annuity, after-tax	(638.9)	(450.0)
Net investment gains (losses) and related charges and adjustments, after-tax	69.4	296.0
Other, after-tax	(4.5)	(30.0)

Net income (loss) available to ING U.S., Inc.’s common shareholders	52.4	473.0
Net income (loss) attributable to noncontrolling interest	84.5	138.2

Net income (loss)	$136.9	$611.2

ING U.S.

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of September 30, 2013	As of December 31, 2012
End of Period Capital for Ongoing Business	$9,419.0	$9,823.0
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	4,915.5	4,149.5

End of Period Capital	14,334.5	13,972.5
Financial Leverage [3]	(3,514.5)	(3,808.3)

ING U.S., Inc. shareholders’ equity excluding AOCI end of period	10,820.0	10,164.2
AOCI	1,950.0	3,710.7

ING U.S., Inc. shareholders’ equity: end of period	$12,770.0	$13,874.9

[1]

Assumes debt-to-capital ratio of approximately 25% for all time periods presented, a weighted average pre-tax interest rate of 5.5% for all time periods prior to the completion of the company’s recapitalization initiatives, and the actual weighted average pre-tax interest rate for all time periods subsequent to the completion of these recapitalization initiatives starting with the third quarter of 2013.

[2]

The 1/1/13 beginning capital is different from the 12/31/12 ending capital at the segment level due to certain reallocations of capital, primarily due to recapitalization activity (completed and anticipated)

($ in millions)	As of September 30, 2013	As of December 31, 2012
[3] Reconciliation of Financial Leverage to Short-term and Long-term Debt
Short-term debt	$—	$1,064.6
Long-term debt	3,514.5	3,171.1

Total Debt	3,514.5	4,235.7
Less operating leverage	—	(688.4)
Plus loans from subsidiaries	—	261.0

Financial Leverage	$3,514.5	$3,808.3

ING U.S.

Reconciliation of Book Value Per Share

As of September 30, 2013
Book value per share, including AOCI	$48.96
Per share impact of AOCI	$(7.47)

Book value per share, excluding AOCI	$41.49

ING U.S.

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Operating revenues	$160.1	$142.2
Operating expenses	106.1	103.1

Operating earnings before income taxes	$54.0	$39.1
Operating margin	33.7%	27.5%

Operating revenues	$160.1	$142.2
Less:
Investment Capital Results	16.8	16.7

Revenues excluding Investment Capital	143.3	125.5
Operating expenses	106.1	103.1

Operating earnings excluding Investment Capital	$37.2	$22.4

Operating Margin excluding Investment Capital	26.0%	17.8%

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Form 10-Q for the three months ended September 30, 2013, and under “Risk Factors,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” and “Business—Closed Blocks—Closed Block Variable Annuity” in our Registration Statement on Form S-1 (file no. 191163), both filed or to be filed with the Securities and Exchange Commission.